Exhibit 10.2

Execution Version

$8,800,000 Mine Owner Debt Facilities Agreement

Mego Gold LLC

as Borrower

Linne Mining LLC

as Lender

Global Gold Corporation

GGCR Mining LLC

and

Global Gold Consolidated Resources Limited

as Guarantors

Dated 5 July 2013

THIS AGREEMENT is made on 5 July 2013

BETWEEN:

(1)

MEGO GOLD LLC, a limited liability company incorporated in the Republic of Armenia with registration number 77 110 00610 and its registered office at Suite #2, 2A Tamanian Street, Armenia, 0009 (the "Borrower");

(2)

LINNE MINING LLC, a limited liability company incorporated in the Republic of Armenia with registration number 286.110.774820 and its address at c/o Ameria 9, G. Lusavorich Str. Yerevan 0015, Armenia (the "Lender");

(3)	GLOBAL GOLD CORPORATION, a Delaware USA corporation with its principal offices at the International Corporation Center at Rye, 555 Theodore Fremd Avenue, Suite C208, Rye, New York 10580, USA ("GGC");

(4)	GGCR MINING LLC, a Delaware USA corporation with registration number 0464364 and with its registered office at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, USA ("GGCRM");

(5)

GLOBAL GOLD CONSOLIDATED RESOURCES LIMITED, a Jersey incorporated limited liability company, with registered number 109058 and its principal offices at Ogier, House, The Esplanade, St Helier, Jersey, JE4 9WG ("GGCRL" and together with GGCRM and GGC, the "Guarantors" and each a "Guarantor").

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

"ABB" means Armbusinessbank Close Joint Stock Company;

"ABB Debt Facilities Agreement" means the $2,500,000 senior secured credit line agreement dated 26 March 2010 between the Mine Owner as borrower and ABB as lender, the outstanding debt and the payment schedule of which is set out in Schedule 5 (ABB Debt Payment Schedule) of the Operating Agreement;

"ABB Security" has the meaning given to it in the Operating Agreement;

"Additional Capex Facility" means the term loan facility to be made available by the Lender pursuant to clause 2.1(c) (Facilities);

"Additional Capex Facility Final Repayment Date" means with respect to each Additional Capex Loan under the Additional Capex Facility, the earlier of:

(a)	two (2) years from the relevant Utilisation Date; and

(b)	31 December 2027;

"Additional Capex Facility Uses" has the meaning given to it under the Operating Agreement;

"Additional Capex Loan" means the principal amount of the Advances borrowed and outstanding under the Additional Capex Facility from time to time;

"Advance" means the principal amount of each borrowing under the Facilities or any of them;

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

"Agreement" means this agreement, together with the schedules and annexes to this agreement;

"Authorisation" has the meaning given to it in the Operating Agreement;

"Availability Period" means:

(a)	in the case of the Capex Facility, the period commencing on Financial Close and ending on 31 December 2014;

(b)	in the case of the Opex Facility, the period commencing on Financial Close and ending on 31 December 2025; and

(c)	in the case of the Additional Capex Facility, the period commencing on Financial Close and ending on 31 December 2016;

"Business Day" means a day (other than a Saturday or a Sunday) on which banks and financial markets are open in London for the transaction of business of the nature required by this Agreement;

"Capex Facility" means the term loan facility to be made available by the Lender pursuant to clause 2.1(a) (Facilities);

"Capex Facility Final Repayment Date" means the earlier of:

(a)	31 December 2016; and

(b)	the date on which all Advances under the Capex Facility have been repaid in full;

"Capex Facility Uses" has the meaning given to it under the Operating Agreement;

"Capex Loan" means the principal amount of the Advances borrowed and outstanding under the Capex Facility from time to time;

"Capex Plan" means the approved Capex Plan pursuant to clause 8 (Work Programmes and Budgets) of the Operating Agreement;

"Default Interest Period" has the meaning given to it in clause 7.4 (Payment of Interest);

"Default Rate" has the meaning given to it in clause (Payment of Interest);

"Dollars" means the lawful currency for the time being of the United States of America;

"Event of Default" means any of the events specified in clause (Events of Default);

"Facilities" means the Capex Loan Facility, the Opex Loan Facility and the Additional Capex Loan Facility made available to the Borrower pursuant to this Agreement;

"Final Repayment Date" means the Additional Capex Loan Final Repayment Date, the Capex Loan Final Repayment Date or the Opex Loan Final Repayment Date as applicable;

"Finance Documents" means this Agreement, any Lease and any other agreement expressed to be made supplemental to and/or modifying this Agreement or entered into by the Borrower pursuant hereto, and "Finance Document" means any of them;

"Financial Close" means the date on which the Lender gives notice to the Borrower confirming that the initial conditions precedent have been satisfied in accordance with clause (Notification);

"Financial Indebtedness" means (without double counting) any indebtedness in relation to or arising under or in connection with:

(a)	monies borrowed and debit balances at banks or other financial institutions;

(b)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(c)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(d)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis;

(e)	the purchase price of any asset or service to the extent payable after the time of sale or delivery, where the deferred payment is arranged as a method of raising finance;

(f)

the sale price of any asset or service to the extent paid before the time of sale or delivery liable to effect that sale or delivery, where the advance payment is arranged as a method of raising finance;

(g)	the amount of any liability in respect of any finance lease, hire purchase, credit sale or conditional sale agreement;

(h)

any hedging or derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price, including but not limited to, interest rate derivatives, commodity derivatives and inflation derivatives (and when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that transaction, that amount) shall be taken into account);

(i)	any amount payable by the Borrower in relation to the redemption of any share capital or other securities issued by it;

(j)	any preference share which is capable of redemption prior to the later of the Opex Facility Final Repayment Date and the Capex Facility Final Repayment Date;

(k)	any amount raised under any other transaction having the commercial effect of a borrowing; and

(l)	the amount of any liability in respect of any guarantee of indebtedness of any person of a type referred to in paragraphs (a) to (k) (inclusive) (above);

"Guarantee" means the guarantee dated 25 February 2010 between GGC and the Offtaker in respect of the Borrower's obligations under the Offtake Agreement;

"Holding Company" means a holding company as defined in section 1159 of the Companies Act 2006;

"Indebtedness" means all money and liabilities now or hereafter due, owing or incurred to the Lender by the Borrower under the Finance Documents in any currency or currencies whether present or future, actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety;

"Industrial Minerals Security" means security over a stockpile of 20,000 tons of ore pledged to the Offtaker under a security agreement dated 25 February 2010 between the Offtaker and the Mine Owner in connection with the Offtake Agreement;

"Interest Period" means a period by reference to which interest is calculated and payable on the Loans or overdue sum;

"Lease Agreement" has the meaning set out in schedule 3 (Master Lease Terms);

"LIBOR" means, in relation to any Advance or overdue amount, the rate per annum equal to the offered quotation which appears on the appropriate page of the Reuters screen at or about 11.00 a.m. on the applicable Rate Fixing Day for the currency of the relevant Loan or overdue amount for a period of one quarter or, if no Reuters service is available, on any other service which displays an average British Bankers Association Interest Settlement Rate for the relevant currency which the Lender, after consultation with the Borrower, selects and if any such rate is below zero, LIBOR will be deemed to be zero;

"Loans" means the Capex Loan, Opex Loan and Additional Capex Loan;

"Margin" means 8 per cent. per annum;

"Market Disruption Event" means at or about noon on the Rate Fixing Day for the relevant Interest Period, there being no Reuters or any other service which displays an average British Bankers Association Interest Settlement Rate available;

"Master Lease Terms" means the master lease terms set out in Schedule 3 (Master Lease Terms);

"Material Adverse Effect" means in the opinion of the Lender (acting reasonably), a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of the Borrower;

(b)	the ability of the Borrower to perform its payment obligations under any Transaction Document as and when such obligations fall due; or

(c)

the validity or enforceability of any Finance Document, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents;

"Mine Owner" means the Borrower;

"Mine Owner Property" has the meaning given to it in the Operating Agreement;

"Mining Licence (Permission)" has the meaning given to it in the Operating Agreement;

"Movable Mine Equipment" has the meaning given to it in schedule 3 (Master Lease Terms);

"Obligors" means the Borrower and the Guarantors;

"Offtake Agreement" means the offtake agreement dated 25 February 2010 between the Borrower as seller and the Offtaker as offtaker as amended pursuant to an addendum dated on or around the date of this Agreement;

"Offtaker" means the Operator Debt Facilities Provider;

"Operating Account" means the escrow account established pursuant to clause 5.4(a) of the Operating Agreement to which all Revenues and Loans due shall be paid for the purposes of administering the payment waterfall in accordance with clause 10 (Revenues and Payment Waterfall) of the Operating Agreement;

"Operations Account Agreement" means an escrow account and operations agreement entered into on or around the date of this Agreement between the Mine Owner, the Lender and HSBC Bank Armenia cjsc relating to the Operating Account;

"Operating Agreement" means the operating agreement dated on or around the date of this Agreement between the Lender as Operator, the Borrower as Mine Owner and GGC, GGCRL and GGCR Mining LLC, each as guarantors;

"Operations" has the meaning given to it in the Operating Agreement;

"Operator Debt Facilities Agreement" means the loan agreement entered into on or around the date of this Agreement between the Lender as borrower and the Operator Debt Facilities Provider as lender;

"Operator Debt Facilities Provider" means Industrial Minerals S.A., a company incorporated in Switzerland with registration number CH-660.6.340.008-3 and its registered office at c/o Lenz & Staehelin, Rte de Chene 30, 1208 Geneve, Switzerland;

"Opex Budget" means the approved Opex Budget pursuant to clause 8 (Work Programmes and Budgets) of the Operating Agreement;

"Opex Facility" means the term loan facility to be made available by the Lender pursuant to clause 2.1(b) (Facilities);

"Opex Facility Final Repayment Date" means with respect to each Advance under the Opex Facility, the earlier of:

(a)	six (6) months from the relevant Utilisation Date; and

(b)	31 December 2027;

"Opex Facility Uses" has the meaning given to it under the Operating Agreement;

"Opex Loan" means the principal amount of the Advances borrowed and outstanding under the Opex Facility from time to time;

"Permitted Security" means any Security permitted under clause (Negative Pledge);

"Permitted Indebtedness" means any Financial Indebtedness permitted under clause (Financial Indebtedness);

"Payment Waterfall" means the payment waterfall set out in schedule 2 to the Operating Agreement and administered in accordance with clause 10 (Revenues and Payment Waterfall) of the Operating Agreement;

"Products" has the meaning given to it in the Operating Agreement;

"Project Documents" means the Operating Agreement, the Offtake Agreement, the Share Option Deed, the Operator Debt Facilities Agreement, the Operations Account Agreement, the Guarantee and each Security Document;

"Potential Event of Default" means any event which with the giving of any notice and/or the expiry of any grace period, in each case, as expressly provided for in clause (Events of Default), would constitute an Event of Default;

"Rate Fixing Day" means, in relation to any Loan, its Utilisation Date and in relation to any Interest Period, the second business day before the first day of that Interest Period;

"Repayment Date" means:

(a)	in relation to the first repayment date for the Capex Facility, 1 January 2014;

(b)

in relation to the Capex Facility (other than the first repayment date), the Opex Facility and the Additional Capex Facility, the last Business Day of each month annually up to and including the relevant Final Repayment Date; and

(c)	following an Event of Default which is continuing, such repayment date as the Lender may specify to the Borrower in any notice served pursuant to clause 17.15(c)

"Repayment Schedule" means the relevant repayment schedule in respect of each of the Loans as set out in the Utilisation Reports;

"Revenues" has the meaning given to it under the Operating Agreement;

"Security" means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, right of set-off, security trust, assignment by way of security, reservation of title, any other security interest or any other agreement or arrangement (including a sale and repurchase arrangement) having the commercial effect of conferring security;

"Security Document" means:

(a)	a pledge granted by the Mine Owner over the Mining Licence (Permission) and certain other assets of the Mine Owner pursuant to a pledge agreement (the "Mining Licence (Permission) Pledge Agreement");

(b)	a pledge granted by GGCRM over the issued share capital of the Mine Owner pursuant to a share pledge agreement (the "Share Pledge Agreement"); and

(c)

a pledge granted by Getik Mining Company LLC over the permission of exploration for mining purposes No. 29/035 (formerly No. 85) relating to deposits in Getik pursuant to a subsoil use rights pledge agreement (the "Getik Mining Subsoil Use Rights Pledge Agreement"),

in each case dated on or around the date of this Agreement and granted in favour of the Lender;

"Share Option Deed" means a share option deed to be entered into by GGC, GGCRL, GGCRM, the Mine Owner and Jacero Holdings Limited on or around the date of this Agreement;

"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006;

"Taxes" means and includes all present and future income and other taxes, levies, assessments, imposts, deductions, charges, duties, compulsory loans and withholdings whatsoever and wheresoever imposed and any charges in the nature of taxation together with interest thereon and penalties and fines with respect thereto, if any, and any payments made on or in respect thereof and "Tax" and "Taxation" shall be construed accordingly;

"Total Facility Amount" means $8,800,000;

"Toukhmanuk Mine Licences and Authorisations" has the meaning given to it in the Operating Agreement;

"Transaction Documents" means the Finance Documents and Project Documents;

"Utilisation Date" in relation to an Advance, means the date on which that Advance is, or is to be drawn down by the Borrower in accordance with the Utilisation Request;

"Utilisation Request" means a notice requesting that the Loans be made available in accordance with clause (Delivery of Utilisation Request) in the form set out in ; and

"Utilisation Report" means each report which is delivered by the Borrower to the Lender on the date of each Utilisation Request and specifying the following:

(a)	the amount of all Loans which have been advanced pursuant to earlier Utilisation Requests (save in the case of the first Utilisation Report);

(b)	the respective purposes of all Loans which have been advanced pursuant to earlier Utilisation Requests (save in the case of the first Utilisation Report);

(c)	a repayment schedule in respect of the Loan to be advanced on the date of such Utilisation Report; and

(d)	a repayment schedule in respect of each of the relevant outstanding Loans (save in the case of the first Utilisation Report).

1.2	In this Agreement, unless the context otherwise requires, a reference to:

(a)	a document being "in the agreed form" means in a form agreed between the Borrower and the Lender and initialled by them or on their behalf for identification;

(b)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(c)	a "month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month provided that if:

(i)	any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day in the same calendar month or, if none, on the preceding Business Day; and

(ii)

a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month

(and references to "months" shall be construed accordingly).

(d)

a "person" includes any person, individual, firm, company, corporation, trust, fund, government, state or agency of a state or any undertaking (within the meaning of section 1161(1) of the Companies Act 2006) or other association (whether or not having separate legal personality) or any two or more of the foregoing;

(e)	"repayment" includes "prepayment" and its grammatical variations and cognate expressions shall be construed accordingly;

(f)

"winding-up" of any person includes its dissolution and/or termination and/or any equivalent or analogous proceedings under the law of any jurisdiction in which the person concerned is incorporated, registered, established or carries on business or to which that person is subject; and

(g)

"reservations" means (i) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, (ii) the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors generally, (iii) the principle that certain types of security expressed to take effect as fixed security may, as a result of the ability of the Company to deal with the assets subject to that security on terms permitted under the Finance Documents, take effect as floating security, (iv) the requirement that an assignment must be notified to the relevant counterparty if it is to take effect as a legal assignment, (v) the principle that, if security is purported to be created (or an assignment is purported to be made) by the Company in breach of any prohibition imposed on the Company creating security over (or assigning) that asset, this may affect the validity of the security purported to created, (vi) the time-barring of claims under the Limitation Acts and (vii) rules against penalties and similar principles.

1.3	Save where a contrary intention appears, in this Agreement:

(a)	a reference to the Borrower or the Lender is, where relevant, deemed to be a reference to or to include, as appropriate, their respective successors or assigns;

(b)	references to clauses and schedules are references to, respectively, clauses of and schedules to this Agreement and references to this Agreement include its schedules;

(c)

a reference to (or to any specified provision of) any agreement, deed or other instrument (including the Transaction Documents) is to be construed as a reference to that agreement, deed or other instrument or that provision as it may have been or hereafter be, from time to time, amended, varied, supplemented, restated or novated but excluding for this purpose any amendment, variation, supplement or modification which is contrary to any provision of any of the Transaction Documents;

(d)

a reference to a statute or statutory instrument or accounting standard or any provision thereof is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision thereof as the same may have been, or may from time to time hereafter be, amended or re-enacted;

(e)	a time of day is a reference to London time;

(f)	the index to and the headings in this Agreement are inserted for convenience only and are to be ignored in construing this Agreement; and

(g)	words importing the plural shall include the singular and vice versa.

2.	THE FACILITies

2.1	Facilities

Subject to the terms of this Agreement, the Lender shall make available:

(a)	the Capex Facility;

(b)	the Opex Facility; and

(c)	the Additional Capex Facility.

2.2	Amount

(a)	The maximum aggregate principal amount capable of being drawn under the Capex Facility is limited to $5,000,000.

(b)	The maximum aggregate principal amount capable of being drawn under the Opex Facility is limited to $800,000.

(c)	The maximum aggregate principal amount capable of being drawn under the Additional Capex Facility is limited to $3,000,000.

3.	APPLICATION OF ADVANCES

3.1	Purpose

(a)

On each Utilisation Date, the Lender shall pay the proceeds of each Advance of the Capex Facility to the Operating Account which shall be applied by the Operator exclusively in application towards Capex Facility Uses in accordance with the Payment Waterfall.

(b)

On each Utilisation Date, the Lender shall pay the proceeds of each Advance of the Opex Facility to the Operating Account which shall be applied by the Operator exclusively in application towards Opex Facility Uses in accordance with the Payment Waterfall.

(c)

On each Utilisation Date, the Lender shall pay the proceeds of each Advance of the Additional Capex Facility to the Operating Account which shall be applied by the Operator exclusively in application towards Additional Capex Facility Uses in accordance with the Payment Waterfall.

4.	LEASE finanCING

Where the Lender acting as borrower under the Operator Debt Facilities Agreement has borrowed a capex loan for the purpose of purchasing Movable Mine Equipment, the Lender and Borrower shall enter into a Lease Agreement in respect of such Movable Mine Equipment subject to the Master Lease Terms and in the form set out in schedule 3 (Master Lease Terms) hereto.

5.	CONDITIONS PRECEDENT

5.1	Initial Conditions Precedent

The obligation of the Lender to make the first Advance available to the Borrower under this Agreement is subject to the conditions set out in being fulfilled to the satisfaction of the Lender.

5.2	Notification

When the Lender is satisfied that the conditions set out in have been fulfilled, the Lender will promptly give notice to that effect to the Borrower.

5.3	Additional Conditions Precedent

(a)

The obligation of the Lender to make the Loans available to the Borrower is subject to the following further condition that on both the date of the Utilisation Request and each Utilisation Date, no Event of Default or Potential Event of Default has occurred and continues unremedied or would result therefrom and there having been no material adverse change to any of the Parties hereto.

(b)

The Borrower shall only be entitled to deliver a Utilisation Request under clause (Delivery of Utilisation Request), where the Lender acting as Operator has given prior notice to the Borrower of the need to deliver a Utilisation Request to meet the funding requirements set out in the Capex Plan and Opex Budget as set out in clause below.

6.	DRAWDOWN PROCEDURES

6.1	Delivery of Utilisation Request

To request a Loan under this Agreement, the Borrower must deliver to the Lender a duly completed Utilisation Request not later than 11.00 a.m. ten Business Days before the proposed Utilisation Date.

6.2	Notification to the Borrower

(a)

The Lender shall notify the Borrower where a Utilisation Request is required to be delivered to meet the funding requirements set out in the Capex Plan and Opex Budget on or around the date on which the Lender requests the utilisation of the relevant facility under the Operator Debt Facilities Agreement.

(b)

The Lender shall notify the Borrower where a Lease Agreement is required to be entered into to meet the funding requirements set out in the Capex Plan on or around the date on which the Lender requests the utilisation of the capex facility under the Operator Debt Facilities Agreement.

6.3	Content of Utilisation Request

The Utilisation Request delivered to the Lender must be in the form set out in schedule 2 and must specify each of the following:

(a)	the amount of the relevant Loan, which must comply with clause (Amount of Request);

(b)	the purpose of such borrowing, which must be permitted by clause (Purpose);

(c)	the proposed Utilisation Date (which must be a Business Day falling within the Availability Period); and

(d)	details of the Operating Account to which the proceeds of the Advance are to be paid;

Each Utilisation Request must attach a Utilisation Report.

6.4	Amount of Request

In no event may the amount specified in the Utilisation Request be such that the Loan would thereby exceed the maximum amount of the relevant Facility in accordance with clause (Amount).

6.5	Requests Irrevocable

The Utilisation Request once given may not be withdrawn or revoked.

6.6	Making of Loan

Subject to the provisions of this Agreement, the Lender will make the Loans available to the Borrower on the relevant Utilisation Date in accordance with clause (Payments by Lender).

6.7	Automatic Cancellation

(a)	Any part of a Facility undrawn at the end of the Availability Period shall thereupon be automatically cancelled.

(b)

Where the Lender notifies the Borrower in accordance with clause (Notification to the Borrower) that it has borrowed a capex loan under the Operator Debt Facilities Agreement for the purpose of purchasing Movable Mine Equipment, an amount equal to that capex shall be automatically cancelled from the Capex Facility.

7.	INTEREST

7.1	Rate

The Loans will bear interest for each of their Interest Periods at the rate per annum determined by the Lender to be the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR, being the applicable rate of LIBOR which is fixed as at the relevant Utilisation Date for each Loan.

7.2	Calculation

Interest will be calculated on the basis of actual days elapsed and a 360 day year and will accrue from day to day from, and including, the relevant Utilisation Date.

7.3	Interest Periods

All Interest Periods for all Loans with be one month.

7.4	Payment of Interest

Provided that there are sufficient amounts standing to the credit of the Operating Account on the Repayment Date (having made all payments of a higher priority in accordance with clause 10 (Revenues and Payment Waterfall) of the Operating Agreement), the Lender shall apply such amounts to pay interest accrued on the Loans to the Lender in arrears on the last day of each Interest Period and on the relevant Repayment Dates.

7.5	Default Interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable under this clause ) under this Agreement or any other Finance Document on its due date (an "unpaid sum"), then provided that such failure to pay is not a direct result of any act or omission of the Lender, the Borrower will pay default interest on such unpaid sum from its due date to the date of actual payment (as well after as before judgement) at a rate (the "Default Rate") determined by the Lender to be five per cent. per annum above:

(a)

where the unpaid sum is principal which has fallen due prior to the expiry of the relevant Interest Period, the rate applicable to such principal immediately prior to the date it so fell due (but only for the period from such due date to the end of the relevant Interest Period); or

(b)

in any other case (including principal falling within (a)) above once the relevant Interest Period has expired) the rate which would be payable if the unpaid sum was made for a period equal to the period of non-payment divided into successive Interest Periods of such duration as shall be selected by the Lender (a "Default Interest Period").

7.6	Compounding

Default interest will be payable on demand by the Lender and will be compounded at the end of each calendar month.

7.7	Notification

The Lender will promptly notify the Borrower of each determination of the Default Rate and each selection of a Default Interest Period.

7.8	Market Disruption

If a Market Disruption Event occurs, the Parties shall discuss in good faith a substitute basis for determining the rate of interest payable and if the Parties are unable to agree, the rate shall be determined by the Lender (acting reasonably).

8.	REPAYMENT AND PREPAYMENT

8.1	Repayment of Loans and interest

(a)

Provided that there are sufficient amounts standing to the credit of the Operating Account on the Repayment Date (having made all payments of a higher priority in accordance with clause 10 (Revenues and Payment Waterfall) of the Operating Agreement), the Lender shall on the relevant Repayment Date apply such amounts towards repayment of the Loans in the percentages set out in the relevant Repayment Schedule.

(b)	Where there are insufficient amounts standing to the credit of the Operating Account:

(i)	on the last day of each Interest Period and each Repayment Date which are available to be applied by the Lender towards repayment of the interest in accordance with clause (Payment of Interest); and

(ii)	on each Repayment Date which are available to be applied by the Lender towards repayment of the Loans in accordance with clause ,

(the aggregate amount of such shortfall being the "Shortfall Amount"), the Borrower shall pay the Shortfall Amount to the Lender for value on the last day of each Interest Period or on the Repayment Date (as applicable).

(c)

For so long as the Shortfall Amount remains outstanding, interest shall be payable on such Shortfall Amount at the default interest rate set out at clause (Default Interest) and such default interest shall be payable on the earlier of the date the Shortfall Amount (or any part thereof) is paid and the next applicable Repayment Date. Any unpaid default interest shall be added to the Shortfall Amount on each relevant Repayment Date.

(d)	Where there is a Shortfall Amount, the Lender shall apply such funds as are available in the following order of priority:

(i)	to repay (pro rata) all outstanding Opex Loans (and all default interest due thereon);

(ii)	to repay (pro rata) all outstanding Additional Capex Loans (and all default interest due thereon); and

(iii)	to repay the Capex Loan (and all default interest due thereon),

in each case in accordance with clause 10 (Revenues and Payment Waterfall) of the Operating Agreement.

8.2	Prepayment of Loans

The Borrower may prepay the whole or any part of any Loan at any time, together with interest accrued thereon up to the date of prepayment.

9.	PAYMENTS

9.1	Payments by Borrower

All payments to be made by the Borrower hereunder are to be made to the Lender in Dollars in immediately available funds for value not later than 11.00 a.m. on the date in question to such account as the Lender specifies for this purpose.

9.2	Payments by Lender

The relevant Loans will be made available by the Lender to the Borrower in immediately available funds on the Utilisation Date.

9.3	No Set-Off or Deductions

All payments made by the Borrower under the Finance Documents (whether of principal or interest) must be paid in full without set-off or counterclaim and not subject to any condition and free and clear of and without any deduction or withholding for or on account of any Taxes (except as provided in clause  (Taxes)).

9.4	Business Days

If any sum would otherwise become due for payment pursuant to any of the Finance Documents on a day which is not a Business Day, such sum shall become due on the next succeeding Business Day and all sums payable under any of the Finance Documents calculated by reference to any period of time shall be recalculated on the basis of such extension in time.

10.	TAXES

If any deduction or withholding for or on account of Taxes or any other deduction from any payments made or to be made by the Borrower hereunder is required by law, then the Borrower will promptly pay to the Lender an additional amount being the amount required to procure that the aggregate net amount received by the Lender equals the full amount which would have been received by it had no such deduction or withholding or other deduction been made.

11.	CHANGE IN CIRCUMSTANCES

11.1	Increased Costs

If the effect of any change in or introduction or making after the date of this Agreement of any law, regulation, treaty or official directive or official request applicable to the Lender (whether or not having the force of law but, if not, being of a type with which that Lender is accustomed, expected or required to comply) or any change in the interpretation or application thereof or compliance by the Lender with the same (including without limitation those relating to Taxation, reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary controls) is to:

(a)

impose an additional cost on the Lender as a result of it having entered into any of the Finance Documents or making or maintaining its participation in the Loan or of it performing its obligations under the Finance Documents; or

(b)	reduce any amount payable to the Lender hereunder or reduce the effective return on its capital or any class thereof; or

(c)

result in the Lender making any payment or foregoing any interest or other return on or calculated by reference to any amount received or receivable by the Lender from any other party under any of the Finance Documents,

(each such increased cost, reduction, payment, foregone interest or other return being hereafter referred to in this clause as an "increased cost"), then:

(i)	the Lender will notify the Borrower of such event promptly upon its becoming aware of the same; and

(ii)

within two Business Days of demand from time to time by the Lender, the Borrower will pay to the Lender such amount as the Lender determines to be necessary to compensate the Lender for such increased cost (or the portion of such increased cost as is in the opinion of the Lender (acting reasonably) attributable to its entering into the Finance Documents or of making or maintaining its participation in the Loan or of maintaining its commitment).

11.2	Illegality

If it becomes unlawful for the Lender to continue to make the Facilities available to the Borrower and the Lender has notified the Borrower accordingly, the Borrower will prepay the Loan together with all interest accrued thereon and all other amounts due under this Agreement within the period permitted by the relevant law.

12.	VAT AND STAMP DUTIES

12.1	VAT

All fees payable under the Finance Documents are exclusive of any value added tax or other similar tax chargeable upon or in connection with such fees.

12.2	Stamp Duties, etc

The Borrower will pay and within two Business Days of demand indemnify the Lender from and against any liability for any stamp duty, documentary, registration and other duties and Taxes (if any) which are or may hereafter become payable in connection with the entry into, performance, execution or enforcement of any of the Finance Documents or to which any of the Finance Documents may otherwise be or become subject or give rise.

12.3	Delay in Payment

The Borrower will within two Business Days of demand indemnify the Lender from and against any losses or liabilities which it may incur as a result of any delay or omission by the Borrower to pay any such duties or Taxes.

13.	GUARANTEE AND INDEMNITY

13.1	Each Guarantor irrevocably and unconditionally and jointly and severally:

(a)

guarantees to the Lender the punctual performance by the Borrower of all of its obligations under the Finance Documents now or in the future due, owing or incurred in whatsoever manner, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety together with all liabilities in respect of interest and all costs, charges and expenses incurred in connection with those obligations (the "Debtor's Obligations");

(b)

undertakes with the Lender that if the Borrower does not pay any amount comprised in the Debtor's Obligations when due, each Guarantor shall (subject in the case of the circumstances described in clause (Non-payment), to the elapse of the periods referred to therein) immediately on demand pay that amount as if it were the principal obligor; and

(c)

undertakes to indemnify the Lender on demand against any cost, loss or liability suffered by the Lender if the guarantee given under paragraph (a) or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.

13.2	Continuing Security

The obligations of each Guarantor under clause (Guarantee and Indemnity), (the "Guarantee Obligations"):

(a)	are a continuing security and will extend to the ultimate balance of the Debtor's Obligations regardless of any intermediate payment or discharge in whole or part; and

(b)	are to be in addition to and are not in any way prejudiced by and shall not merge with any other security which the Lender may now or in the future hold.

13.3	Discontinuation of Guarantee Obligations

If, notwithstanding paragraph (Continuing Security) above, the Guarantee Obligations cease to be continuing obligations the Guarantor will remain liable in relation to all Debtor's Obligations as at the date of discontinuation (whether demanded or not) and whether or not the Borrower is then in default in relation to the Debtor's Obligations.

13.4	Lender Protections

The Guarantee Obligations shall not be discharged, diminished or in any way affected as a result of any of the following (whether or not known to the Guarantors or the Lender):

(a)	any time, consent or waiver given to, or composition made with, the Borrower or any other person;

(b)	the release of any co-surety or any other person;

(c)	any amendment to or replacement of, any of the Finance Documents or any other agreement, instrument or security (however fundamental);

(d)	the taking, variation, compromise, renewal, release of or refusal or neglect to perfect or enforce any rights against or security over assets of the Borrower or any other person;

(e)	any purported obligation of the Borrower or any other person to the Lender (or any security for that obligation) becoming wholly or in part void, invalid, illegal or unenforceable for any reason;

(f)	any incapacity, lack of power, authority or legal personality or any change in the constitution of, or any amalgamation or reconstruction of, the Borrower, the Lender or any other person;

(g)

any Guarantor or the Borrower becoming insolvent, going into receivership or liquidation or having an administrator appointed or becoming subject to any other procedure for the suspension of payments to or protection of creditors or similar proceedings; or

(h)	any other act, omission, circumstance, matter or thing which, but for this provision, might operate to release or otherwise exonerate a Guarantor from any of its obligations under this guarantee.

13.5	Immediate Recourse

Each Guarantor waives any right it may have of first requiring the Lender to proceed against or enforce any rights or security or claim payment from any person before claiming from it under this guarantee.

13.6	No Subrogation

Subject to clause (Exercise of Subrogation) below, until all the Debtor's Obligations have been irrevocably paid and discharged in full, each Guarantor will not exercise any rights which they may have:

(a)

to be subrogated to or otherwise take benefit (in whole or in part) of any security or monies held, received or receivable by the Lender under any Finance Document or of any guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(b)	to exercise or enforce any of its rights of subrogation, indemnity or contribution against the Borrower or any co-surety;

(c)

to bring legal or other proceedings for an order requiring the Borrower to many any payment, or perform any obligation, in respect of which each Guarantor has given a guarantee, undertaking or indemnity under clause (Guarantee and Indemnity);

(d)

following a claim being made on the Guarantor under clause (Guarantee and Indemnity), to demand or accept repayment of any monies due from the Borrower or claim any set-off or counterclaim against the Borrower;

(e)	to claim or prove in a liquidation or other insolvency proceeding of the Borrower or any co-surety in competition with the Lender.

13.7	Exercise of Subrogation

(a)

Following the making of a demand under clause (Guarantee and Indemnity), each Guarantor will (at their own cost) promptly take such of the steps or actions as are referred to in clause (No Subrogation) above as the Lender may from time to time stipulate.

(b)

If the Guarantors receive any payment or other benefit in relation to the rights referred to in clause (Payments) it shall hold that payment or other benefit (to the extent necessary to enable all amounts which may be or become payable to the Lender by the Borrower under or in connection with the Finance Documents to be repaid in full) on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct.

13.8	Payments

All payments to be made by the Guarantors under this clause (Guarantee and Indemnity) are to be made to the Lender:

(a)	in immediately available cleared funds in the same currency in which the sums comprised in the Debtor's Obligations are denominated to the account the Lender specifies for this purpose; and

(b)

in full without set-off or counterclaim and not subject to any condition and free and clear of and without deduction or withholding for or on account of any taxes or any other purpose. If any deduction or withholding from any payment is required by law then the Guarantors will promptly pay to the Lender an additional amount being the amount required to procure that the aggregate net amount received by the Lender will equal the full amount which would have been received by it had no deduction or withholding been made.

13.9	Suspense Account

Until all Debtor's Obligations have been irrevocably satisfied in full, the Lender may place and keep any money received or recovered from a Guarantor in relation to the Debtor's Obligations in a suspense account. Amounts deposited in such account shall accrue interest at the Lender's usual rate for deposits of a similar nature from time to time and interest accrued shall be credited to that account.

13.10	Cumulative powers and avoidance of payments

(a)

The powers which this clause (Guarantee and Indemnity) confers on the Lender are cumulative, without prejudice to its powers under the general law, and may be exercised as often as the Lender thinks appropriate.

(b)

Any settlement or discharge between the Lender and the Borrower and/or the Guarantors shall be conditional upon no security or payment to the Lender by the Borrower or the Guarantors or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the Lender's other rights under this guarantee) the Lender shall be entitled to recover from the Guarantors the value which the Lender has placed upon such security or the amount of any such payment as if such settlement or discharge had not occurred.

13.11	Miscellaneous

(a)

The Guarantors will pay to the Lender on demand the amount of all costs and expenses (including legal fees and any taxes thereon) incurred by the Lender in connection with the enforcement of this guarantee.

(b)

No failure or delay by the Lender in exercising any right under this guarantee shall operate as a waiver of that right nor shall any single or partial exercise of any right preclude any other or further exercise of that or any other right.

(c)

If any provision of this guarantee is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

(d)	The Lender may at any time assign or otherwise transfer all or any part of its rights under this guarantee.

(e)

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this guarantee and no person other than the parties to this guarantee or any permitted assignee of the Lender shall have any rights under it, nor shall it be enforceable by virtue of that Act by any person other than the parties to it.

14.	REPRESENTATIONS AND WARRANTIES given by the obligors

14.1	Reliance

The representations and warranties set out in this clause (Representations and Warranties given by the Obligors) are made by the Borrower and (where specified) each of the Guarantors, accordingly the Parties acknowledge that the Lender has entered into this Agreement and the other Finance Documents, and the Lender has agreed to provide the Facilities, in full reliance on the representations given hereunder.

14.2	Time for Making Representations and Warranties

(a)	The representations and warranties in this clause 14 (Representations and Warranties given by the Obligors) are made by the Obligors on the date of this Agreement.

(b)

With the exception of clauses 14.16 (Insolvency), (Anti-Corruption) and 14.20 (ABB Consent), each representation is deemed to be repeated by the Obligors on the date of each Utilisation Request and the first Business Day of each Interest Period.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

14.3	Status and Incorporation

(a)	Each Obligor is a corporation, duly incorporated and validly existing as a limited liability company under the laws of the relevant Obligor's jurisdiction of incorporation.

(b)	Each Obligor has the power to own its respective assets and carry on such business as it currently conducts.

(c)	Each Obligor has the capacity to sue and be sued in its own name.

14.4	Binding Obligations

The obligations expressed to be assumed by each Obligor and the transactions contemplated by the Transaction Document to which it is a party are legal, valid, binding and enforceable obligations and will be enforceable in accordance with their respective terms.

14.5	Non-Conflict with Other Obligations

The entry into, and performance by each Obligor of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument which is binding upon it or any of its assets.

14.6	Power and Authority

(a)

Each Obligor has the capacity, power and authority to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on the Borrower's powers will be exceeded as a result of the borrowing, grant of security or giving of indemnities contemplated by the Transaction Documents to which it is a party.

14.7	Authorisations and Other Consents

(a)	All Authorisations and other third party consents required to:

(i)	enable each Obligor to lawfully enter into and exercise its rights and comply with its obligations under the Transaction Documents to which it is a party;

(ii)	ensure the legality, validity or enforceability of the Transaction Documents to which each Obligor is a party; and/or

(iii)	make the Transaction Documents to which each Obligor is a party admissible in evidence in its jurisdiction of incorporation,

(in each case) have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect by the date on which they are required.

(b)

All material Authorisations required to enable each Obligor to carry out its business and operations have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect by the date on which they are required.

(c)

For the purposes of clause 14.7(b), the Borrower has obtained and holds the Toukhmanuk Mine Licences and Authorisations and such licences and authorisations are in full force and effect and constitute all the material authorisations necessary for the conduct of Operations and no other Authorisations are necessary for the conduct of Operations.

(d)	No steps have been taken which are likely to lead to:

(i)	the revocation, termination or suspension of any Authorisation referred to in clauses 14.7(a), 14.7(b) or 14.7(c) which has been granted; or

(ii)	any material or adverse variation of any such Authorisation.

14.8	Compliance with Laws

Each Obligor is in compliance in all material respects with all Laws and Authorisations applicable to it and the Operations.

14.9	Governing Law and Enforcement

Subject to any general principles and provisions of law:

(a)	the chosen law of each of the Transaction Documents to which each Obligor is a party will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in the jurisdiction of the chosen law of a Transaction Document to which each Obligor is a party will be recognised and enforced in its jurisdiction of incorporation

14.10	No Proceedings Pending or Threatened

No material litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency, which has a reasonable prospect of being adversely determined have (to the best of its knowledge and belief) been started or threatened against the any of the Obligors.

14.11	Provision of Documents

The Lender has been provided with copies or details of all material documents and contracts relating to the Mine and no other agreements or arrangements exist which would materially affect the transactions or arrangements contemplated by the Transactions Documents

14.12	Mine Ownership and Title

(a)	The Mine Owner owns all currently existing infrastructure, equipment, supplies and tools present in the Mine Area.

(b)	The Borrower is the absolute legal and beneficial owner of the Toukhmanuk Mine Licences and Authorisations and the Mine Owner Property.

(c)	The Toukhmanuk Mine Licences and Authorisations and the Mine Owner Property is free from any Security or other interest of any kind other than the Permitted Security.

(d)	The Borrower is not under any obligation to create any Security over the Mining Licence (Permission) or all or any part of the Mine Owner Property save for any Permitted Security.

14.13	Ownership

The Borrower is an indirect wholly owned subsidiary of GGCRM and an indirect subsidiary of GGC.

14.14	Indebtedness

The Borrower has no Financial Indebtedness other than the Permitted Indebtedness.

14.15	Security

The Borrower is the legal and beneficial owner of the Products, in respect of which security is purported to be given under the Security Document and each Security Document:

(a)

has or will have the ranking in priority which it is expressed to have in the relevant Security Document and it is not subject to any prior ranking or pari passu ranking Security save for the Permitted Security; and

(b)	is:

(i)	valid and enforceable against the Borrower; and

(ii)	not capable of being avoided or set aside, whether in the Borrower's winding up, administration, dissolution or otherwise.

14.16	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in clause (Insolvency proceedings); or

(b)	creditors' process described in clause (Creditors' process),

has been taken or, to the knowledge of the Obligors, is threatened against the any of the Obligors and none of the circumstances described in clause (Insolvency) applies.

14.17	Anti-Bribery and Corruption

Each Obligor (including its agents, officers and employees) has not directly or indirectly: (i) given, promised, offered or authorised; or (ii) accepted, requested, received or agreed to receive, any payment, gift, reward, rebate, contribution, commission, incentive, inducement or advantage to or from any person, in contravention of anti-bribery and corruption laws of any jurisdiction.

14.18	No Default

(a)	No Default is continuing or is reasonably likely to result from the execution of, or the performance of any transaction contemplated by, any Transaction Document.

(b)

Except to the extent that the Borrower has notified the Lender in accordance with clause 16.10 (Notification of Default), no other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any Transaction Document to which it is a party and no person has disputed, repudiated or disclaimed liability under any Transaction Document to which it is a party or evidenced an intention to do so.

14.19	Project Documents

(a)	Each Project Document is in full force and effect and no Obligor has received any notice cancelling, revoking, suspending or amending any Project Document.

(b)	Each copy of a Project Document and Authorisation delivered to the Lender under this Agreement is a true, complete and accurate copy of the original.

(c)	Other than the Transaction Documents to which the Obligors are a party, there is no other agreement in connection with, or arrangements which amend, any Project Document.

(d)	There is no dispute in connection with any Project Document of which any Obligor is aware.

14.20	ABB Consent

Without prejudice to the generality of clause (Authorisations and Consents), the Borrower has obtained all consents and Authorisations as required from ABB pursuant to the terms of the ABB Debt Facilities Agreement (and such consents and Authorisations are in full force and effect as at the date of this Agreement) in order to enter into the Transaction Documents.

15.	REPRESENTATIONS AND WARRANTIES given by the Lender

The representations and warranties set out in this clause (Representations and Warranties Given by the Lender) are made by the Lender, accordingly the Parties acknowledge that the Obligors have entered into this Agreement and the other Finance Documents, in full reliance on the representations given hereunder..

15.1	Time for Making Representations and Warranties

The representations and warranties in this clause 15 (Representations and Warranties given by the Lender) are made by the Lender on the date of this Agreement.

15.2	Status and Incorporation

(a)	The Lender is a corporation, duly incorporated and validly existing as a limited liability company under the laws of its jurisdiction of incorporation.

(b)	The Lender has the power to own its respective assets and to carry on such business as it currently conducts.

15.3	Binding Obligations

The obligations expressed to be assumed by the Lender in this Agreement are legal, valid, binding and enforceable obligations and will be enforceable in accordance with their respective terms.

15.4	Non-Conflict with Other Obligations

The entry into and performance by the Lender of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

(a)	its constitutional documents; or

(b)	any agreement or instrument binding upon it or any of its assets.

15.5	Power and Authority

The Lender has the capacity, power and authority to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

15.6	Governing Law and Enforcement

Subject to any general principles and provisions of law:

(a)	the chosen law of each of the Transaction Documents to which the Lender is a party will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in the jurisdiction of the chosen law of a Transaction Document to which the Lender is a party will be recognised and enforced in its jurisdiction of incorporation.

15.7	No Proceedings Pending or Threatened

No material litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency, which has a reasonable prospect of being adversely determined have (to the best of its knowledge and belief) been started or threatened against the Lender.

15.8	No Winding-Up

No Insolvency Event has occurred in relation to the Lender.

15.9	Anti-Bribery and Corruption

The Lender (including its agents, officers and employees) has not directly or indirectly: (i) given, promised, offered or authorised; or (ii) accepted, requested, received or agreed to receive, any payment, gift, reward, rebate, contribution, commission, incentive, inducement or advantage to or from any person, in contravention of anti-bribery and corruption laws of any jurisdiction.

15.10	Project Documents

(a)	Each Project Document is in full force and effect under English law and the Lender has not received any notice cancelling, revoking, suspending or amending any Project Document.

(b)	There is no dispute in connection with any Project Document of which the Lender is aware.

16.	UNDERTAKINGS

16.1	Duration of Undertakings

The Borrower undertakes to the Lender in the terms of the following provisions of this clause , such undertakings to commence on the date of this Agreement and to continue until all liabilities and obligations of the Borrower under each of the Finance Documents have been discharged and the Lender has no further obligation hereunder.

16.2	Use of Proceeds

The Borrower will use the proceeds of the Loan only for the purposes specified in clause (Purpose).

16.3	Authorisations

The Borrower will:

(a)

obtain and promptly renew from time to time and maintain in full force and effect all Authorisations, and promptly make and renew from time to time all such filings and registrations, as may be required under any applicable law or regulation (i) to enable it to perform its obligations under each of the Transaction Documents and (ii) for the validity, enforceability or admissibility in evidence thereof; and

(b)	comply with the terms of, and promptly perform its obligations under, each of the Transaction Documents.

16.4	Compliance with Laws

Each Obligor must comply in all material respects with:

(a)	all laws to which it is subject; and

(b)	all regulations applicable to it.

16.5	Pari Passu Ranking

Each Obligor will ensure that its payment obligations under each of the Finance Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated creditors (actual or contingent) except for the Permitted Financial Indebtedness and indebtedness preferred solely by operation of law.

16.6	Negative Pledge

(a)	Except as provided below, the Borrower may not create or allow to exist any Security on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	any Security constituted by the Security Documents;

(ii)	any Security constituted by the ABB Security;

(iii)	any Security constituted by the Industrial Minerals Security; and

(iv)	any lien arising by operation of law and in the ordinary course of trading.

(c)	The Borrower may not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by it or any of its related entities;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)

enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts save as set out in the Transaction Documents; or

(iv)	enter into any other preferential arrangement having a similar effect to that referred to in paragraph (iii) above.

16.7	Financial Indebtedness

(a)	Except as provided below in paragraph (b), the Borrower may not incur any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents or the Project Documents in the forms at the date of this Agreement;

(ii)	any Financial Indebtedness incurred under the ABB Debt Facilities Agreement;

(iii)	any Financial Indebtedness incurred under the Offtake Agreement; or

(iv)

any unsecured shareholder-loan or unsecured loan from any Affiliate of the Borrower or the Guarantors which is subordinated on terms acceptable to the Lender (acting reasonably) to the Financial Indebtedness under the Finance Documents or the Project Documents.

16.8	Mergers

The Borrower may not enter into any amalgamation, demerger, merger or reconstruction.

16.9	Compliance with Project Documents

(a)	Each Obligor shall comply with all its obligations under each Project Document to which it is a party in a proper and timely manner.

(b)	The Borrower shall preserve and maintain the Security created by each Security Document and the validity, enforceability and priority thereof.

16.10	Notification of Default

Each Obligor will notify the Lender forthwith upon becoming aware of the occurrence of an Event of Default or Potential Event of Default and will from time to time on request supply the Lender with a certificate signed by any two of its directors certifying that, in so far as it is aware, no Event of Default or Potential Event of Default has occurred and is continuing or, if it is aware that such is not the case, specifying the Event of Default or Potential Event of Default which has occurred and the action taken or proposed to be taken to remedy it.

17.	EVENTS OF DEFAULT

Each of the matters specified in clauses to 17.15 (inclusive) is an "Event of Default" save that no such matter will be an Event of Default if it is wholly or materially caused directly by any act or omission of the Lender.

17.1	Non-Payment

Any Obligor does not pay on the due date any amount payable by it under a Finance Document in the manner required under that Finance Document, unless the non-payment:

(a)	is caused by technical or administrative error; and

(b)	is remedied within five Business Days of the due date.

17.2	Breach of Other Obligations

(a)	The Borrower does not comply with any term of clause (Negative pledge), clause (Financial Indebtedness) or clause (Mergers).

(b)

Any Obligor fails to comply with any of its obligations under the Finance Documents (other than any term referred to in clause (Non-payment), clause above or any other term of this clause (Events of Default)) unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 30 Business Days of the earlier of the Lender giving notice to the Borrower and the Borrower becoming aware of the non-compliance.

17.3	Misrepresentation

A representation made or repeated by any Obligor in any Finance Document or in any document delivered by or on behalf of the Borrower under any Finance Document is incorrect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within 30 Business Days of the earlier of the Lender giving notice and the Borrower becoming aware of the misrepresentation.

17.4	Cross-Default

Any of the following occurs in respect of the Borrower:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described).

17.5	Insolvency

Any of the following occurs in respect of any Obligor:

(a)	it is, or is deemed for the purposes of section 123(b) or (c), of the Insolvency Act 1986, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

(e)	a moratorium is declared in respect of any of its indebtedness.

17.6	Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor.

17.7	Creditors' Process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of any Obligor and is not discharged within 30 Business Days.

17.8	Similar Events Elsewhere

There occurs in relation to any Obligor or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject any event which appears to the Lender (acting reasonably) to correspond in that country or territory with any of those mentioned in clauses (Insolvency) to (Creditors' process) (inclusive).

17.9	Effectiveness of Transaction Documents

(a)

It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents or its obligations under the Project Documents or any Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)	Any obligation or obligations of any Obligor under any Transaction Document are not or cease to be legal, valid, binding or enforceable.

(c)	Any Finance Document ceases to be in full force and effect or any Security is alleged to be ineffective.

(d)

Any Obligor rescinds or purports to rescind or repudiates or purports to repudiate any Transaction Document or Security to which it is a party, disclaims a liability under any such document or evidences an intention to rescind or repudiate any Transaction Document or Security.

17.10	Authorisations

Any material Authorisation:

(a)	is not obtained or effected by the time it is required;

(b)	is revoked or cancelled or otherwise ceases to be in full force and effect;

(c)	is not renewed on substantially the same terms; or

(d)	is materially varied.

17.11	Project Documents

(a)	Any Obligor is in default for failing to perform its obligations under any Project Document to which it is party.

(b)	Any Project Document is terminated or becomes capable of being terminated otherwise than by reason of full performance of the agreement or expiry of its term or with the express consent of the Lender.

17.12	Nationalisation

(a)	Any material part of the Mine or Operations is nationalised, expropriated or compulsorily acquired.

(b)	Any part of the Borrower's rights under the Transaction Documents is forfeited, suspended or otherwise abrogated by any Government Entity.

17.13	Litigation

Any litigation, arbitration or administrative, governmental, regulatory or other investigations, proceedings or disputes are current or pending or threatened against any Obligor which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

17.14	Material Adverse Effect

Any event or series of events not otherwise described in this clause (Events of Default) occurs which in the opinion of the Lender (acting reasonably) has a Material Adverse Effect.

17.15	Getik Subsoil Use Rights Pledge Agreement

Each of the events of default set out under the Getik Subsoil Use Rights Pledge Agreement shall be an Event of Default under this Agreement.

17.16	Cancellation and Repayment

At any time after the occurrence of an Event of Default (and so long as it is continuing) the Lender may by written notice to the Borrower do all or any of the following in addition and without prejudice to any other rights or remedies which it may have under this Agreement or any of the other Finance Documents:

(a)	cancel any undrawn amount of the Facilities whereupon the same shall be cancelled forthwith and the Lender will have no further obligation under this Agreement; and/or

(b)

declare the Loans to be immediately due and payable, whereupon the same shall become immediately due and payable by the Borrower, together with interest accrued thereon and all other sums due, owing or payable under each of the Finance Documents or declare the same to be due and payable on demand in which case the Borrower shall make payment thereof on demand by the Lender made at any time thereafter; and/or

(c)

take any other action, exercise any other right or pursue any other remedy conferred upon the Lender by any Finance Document or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

18.	APPLICATION OF MONEYS

Any moneys received or realised by the Lender under any of the Finance Documents may be applied by the Lender to any item of account or liability or transaction to which they may be applicable in such order or manner as the Lender may determine.

19.	NOTICES

19.1	Mode of Service

(a)

Save as specifically otherwise provided in this Agreement any notice, demand or other communication to be served under this Agreement shall be duly given or made when delivered (in the case of personal delivery or letter) and when received (in the case of facsimile, email or other electronic communication) to such party addressed to it.

(b)

The address, facsimile number and email address of each party to this Agreement for the purposes of clause are the address, facsimile number and email address shown immediately after its name on the signature page of this Agreement (in the case of parties to this Agreement).

(c)

Any notice, demand or other communication to be served by the Borrower on the Lender will be effective only on receipt by the Lender and then only if the same is expressly marked for the attention of the department or officer (if any) identified with the Lender's signature (below) (or such other department or officer as the Lender may from time to time specify for this purpose).

19.2	Deemed Service

(a)	A notice or demand will be deemed to be given as follows:

(i)	if by letter, when delivered personally or on actual receipt;

(ii)	if by facsimile, when delivered;

(iii)	if by electronic mail or other electronic means, when actually received in readable form

19.3	Proof of Service

In proving service of any notice it will be sufficient to prove, in the case of a letter, that such letter was properly stamped or franked first class, addressed and placed in the post or, in the case of delivery by hand or courier, when left at the correct address and, in the case of a facsimile transmission, that such facsimile was duly transmitted to the facsimile number of the addressee referred to in clause (Mode of Service) above, or in the case of electronic mail, that such email was duly transmitted to the email address of the addressee referred to in clause (Mode of Service) above. .

20.	NO IMPLIED WAIVERS

20.1	Failure to Exercise Rights

No failure or delay by the Lender in exercising any right, power or privilege under any of the Finance Documents will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

20.2	Cumulative Rights

The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights and remedies provided by law.

20.3	Grant of Waivers

A waiver given or consent granted by the Lender under this Agreement will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

21.	INVALIDITY OF ANY PROVISION

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions will not be affected or impaired in any way.

22.	CONFIDENTIALITY

The parties will keep the Finance Documents and the subject matter thereof confidential save to the extent that they are required by law or regulation to disclose the same. The Lender agrees with the Borrower to hold confidential all information which it acquires under or in connection with the Finance Documents save to the extent it is required by law or regulation to disclose the same or the same comes into the public domain (otherwise than as a result of a breach of this clause ). The Lender or the Borrower may, however, disclose such information to its auditors, legal advisers or other professional advisers (the "Advisers") for purposes connected with the Finance Documents.

23.	CHANGES TO PARTIES

23.1	No Transfers

No party may assign or transfer all or any part of its rights, benefits or obligations under this Agreement or any of the other Finance Documents without the prior written consent of the other parties.

23.2	Benefit of Agreement

This agreement will be binding upon, and enure for the benefit of, each party hereto and its or any subsequent successors or permitted assigns.

24.	Amendment

24.1	No modification, variation or amendment to this Agreement shall have any effect unless it is in writing and has been signed by each of the parties.

24.2

The parties shall co-operate in good faith to agree any amendments to this Agreement necessary to comply with the Mining Licence (Permission) and Armenian law provided that nothing in this clause shall require any party to act to its commercial disadvantage or incur significant costs or losses.

25.	Entire agreement

This agreement contains everything the parties have agreed and supersedes all earlier agreements in relation to the subject matter of this Agreement.

26.	Arbitration

26.1

Any dispute, controversy or claim arising out of or in relation to this Agreement, including any question regarding its existence, validity, formation or the breach or termination thereof, which cannot be resolved by discussion in good faith between the parties within 60 days of a party giving notice of such dispute, controversy or claim to the other party, shall be finally settled by arbitration under the Rules of Arbitration of the London Court of International Arbitration (the "LCIA") in force on the date of such dispute by the arbitrators appointed in accordance with the said Rules and this clause .

26.2	For the purposes of clause :

(a)	the number of arbitrators shall be three (3);

(b)	each of the parties shall appoint one (1) arbitrator and the two (2) arbitrators so appointed shall select the third arbitrator who shall act as chairman;

(c)

if within a period of 30 days from the end of the 60 days after which the party gave notice of such dispute, controversy or claim to the other party, either the Borrower or the Lender has failed to appoint an arbitrator, or the appointed arbitrators have failed to select the third arbitrator, the LCIA shall appoint such arbitrator or arbitrators;

(d)	the place of the arbitration shall be London, England; and

(e)	the arbitration proceedings shall be conducted in the English language and the award shall be in English.

26.3	The arbitration award shall be final and binding on the parties and shall exclude any right of appeal.

26.4

The arbitration award shall in all respects be fully valid and enforceable without any further judgment or other act of any competent legal body other than as strictly necessary for the enforcement of the award pursuant to any applicable international convention.

26.5

The Parties shall share equally all fees and expenses of the arbitrators and related administrative costs in connection with any arbitration convened under this Agreement; but subject thereto, each party shall be fully responsible for its own costs in relation to any such arbitration.

27.	GOVERNING LAW

This agreement and any dispute, controversy, proceedings or claim of whatsoever nature arising out of or in any way relating to this Agreement or its formation (including any non-contractual disputes or claims) shall be governed by and construed in all respects in accordance with English law.

28.	COUNTERPARTS

This agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS whereof this Agreement has been duly executed on the date first written above.

Borrower

Signed by for and on behalf of MEGO GOLD LLC	) )

Notice Details

Address: Zarubyan 1/1, Yerevan, Armenia 0009

Email: ashotboghossian@gmail.com

Fax: +374 10 545698

Attention: Ashot Boghossian, Director

Copy to:

Address: Memery Crystal LLP, 44 Southampton Buildings, London, WC2A 1AP

Email: mdawes@memerycrystal.com

Fax: +44 (0)20 7400 3297

Attention: Michael Dawes, Partner

Lender

Signed by for and on behalf of LINNE MINING LLC	) )
Notice Details Address: c/o Ameria 9, G. Lusavorich Str. Yerevan 0015, Armenia Facsimile: N/A Email: info@linnemining.com and j.kaplanishvili@borun.ge Attention: Janiko Kaplanishvili

Guarantors

Signed by for and on behalf of GLOBAL GOLD CORPORATION	) )

Notice Details

Address: International Corporate Center at Rye, 555 Theodore Fremd Avenue, Suite C208, Rye, New York 10580

Email: GGC@globalgoldcorp.com

Fax: +914 925 8860

Attention: Van Z. Krikorian / Jan Dulman

Copy to:

Address: Memery Crystal LLP, 44 Southampton Buildings, London, WC2A 1AP

Email: mdawes@memerycrystal.com

Fax: +44 (0)20 7400 3297

Attention: Michael Dawes, Partner

Signed by for and on behalf of GGCR MINING LLC	) )

Notice Details

Address: International Corporate Center at Rye, 555 Theodore Fremd Avenue, Suite C208, Rye, New York 10580

Email: GGC@globalgoldcorp.com

Fax: +914 925 8860

Attention: Van Z. Krikorian / Jan Dulman

Copy to:

Address: Memery Crystal LLP, 44 Southampton Buildings, London, WC2A 1AP

Email: mdawes@memerycrystal.com

Fax: +44 (0)20 7400 3297

Attention: Michael Dawes, Partner

Signed by for and on behalf of GLOBAL GOLD CONSOLIDATED RESOURCES LIMITED	) )

Notice Details

Address: International Corporate Center at Rye, 555 Theodore Fremd Avenue, Suite C208, Rye, New York 10580

Email: GGC@globalgoldcorp.com

Fax: +914 925 8860

Attention: Van Z. Krikorian / Jan Dulman

Copy to:

Address: Memery Crystal LLP, 44 Southampton Buildings, London, WC2A 1AP

Email: mdawes@memerycrystal.com

Fax: +44 (0)20 7400 3297

Attention: Michael Dawes, Partner

schedule 1

Conditions Precedent

1.	Project Documents

(a)	Copies of each Project Document in the agreed form duly executed and delivered by all parties to them.

(i)	Operating Agreement;

(ii)	Operations Account Agreement;

(iii)	Offtake Agreement;

(iv)	the Guarantee; and

(v)	each Security Document.

2.	Corporate formalities

(b)	A certified copy of the constitutional documents of each Obligor.

(c)	A certified copy of the certificate of incorporation (or equivalent, if any) and any certificates of incorporation of change of name for each Obligor.

(d)	A certified copy of a resolution of the board of directors of each Obligor:

(i)

approving the terms of, and the transactions and matters contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents, notices or certificates (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.

(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Transaction Documents and related documents.

(f)

A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Facility Amount would not cause any borrowing, guarantee, security or similar limit binding on the Obligor (as applicable) to be exceeded.

(g)

A certificate of each Obligor (signed by a director) certifying that each copy document relating to it specified in paragraph 1 (Project Documents) of this schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of Financial Close.

(h)

A certificate from the Borrower addressed to the Lender confirming that all conditions precedent relating to the effectiveness of the Project Documents (save for any condition as to the occurrence of Financial Close) have been satisfied.

3.	Effecting and Perfecting Security

(a)

Evidence satisfactory to the Lender that the Ministry of Energy and Natural Resources has been duly notified (in accordance with Article 28 of the Subsoil Code of the Republic of Armenia) of Getik Mining LLC's intention to pledge its subsoil use rights relating to permission No. 29/035 (formerly No. 85) at the Getik mine pursuant to the Getik Subsoil Use Rights Pledge Agreement prior to such agreement being signed.

(b)

Evidence satisfactory to the Lender that the Ministry of Energy and Natural Resources has been duly notified (in accordance with Article 28 of the Subsoil Code of the Republic of Armenia) of the Borrower's intention to pledge its subsoil use rights relating to the Mining Licence (Permission) pursuant to the Mining Licence (Permission) Pledge Agreement prior to such agreement being signed.

(c)	An official reference from the Ministry of Energy and Natural Resources evidencing that the Getik Subsoil Use Rights Pledge Agreement has been duly registered in the subsoil use rights registry books.

(d)

An official reference from the Ministry of Energy and Natural Resources evidencing that the Mining Licence (Permission) Pledge Agreement has been duly registered in the subsoil use rights registry books.

(e)

An official reference from the Agency of Registry of Legal Entities of the Ministry of Justice confirming that the pledge over the 100% stake in the capital of the Borrower created pursuant to the Share Pledge Agreement has been duly registered.

4.	Powers of Attorney

Certified copies of any powers of attorney being relied upon by any person signing a Transaction Document on behalf of any Obligor.

schedule 2

Form of Utilisation Request

To:
Attention:
From:

Dated:	●

Dear Sirs

Re: $● Mine owner debt facilities agreement dated ● (the "Mine Owner Debt Facilities Agreement")

Pursuant to clause 6.2 (Content of Utilisation Request) of the Mine Owner Debt Facilities Agreement we hereby give you notice of the following proposed Advance under the [Capex/Opex/Additional Capex] Facility.

1. Amount of proposed Advance	$●

2. Purpose of proposed Advance	We confirm that the purpose of the proposed Advance is for [Capex Facility Uses]/[Opex Facility Uses]/[Additional Capex Facility Uses].

3. Proposed Utilisation Date	●

4. Payment should be made to	●

We confirm that:

(i)	as far as we are aware, no Event of Default or Potential Event of Default has occurred and is continuing or would result from the Loan being made; and

(ii)	there has been no Material Adverse Effect to the Parties.

A copy of the relevant Utilisation Report is attached to this Utilisation Request.

Terms defined in the Mine Owner Debt Facilities Agreement shall have the same meanings when used in this request.

………...........................

[Authorised Signatory]

for and on behalf of Mego Gold LLC

SCHEDULE 3

Master Lease Terms

Definitions

A Capitalised term used in these Master Lease Terms shall have the meaning given to it in this Agreement, unless it is otherwise defined as follows:

"Break Funding Costs" means in respect of each item of Movable Mine Equipment, the costs incurred or to be incurred by the Lessor relating to the termination of any capex loan advanced under the Operator Debt Facilities Agreement in connection with the financing of the acquisition of the relevant Movable Mine Equipment;

"Delivery Point" means the site of the Toukhmanuk mine;

"Effective Date" means the date on which all conditions precedent set out in clause 5 (Conditions Precedent) of this Agreement have been satisfied or waived;

"Lease" has the meaning given to it in clause 1.2 below;

"Lease Agreement" means the form of lease agreement in respect of Movable Mine Equipment in the form set out in Annex 1 hereto;

"Lease Closing Date" means, in relation to any Lease, the date on which the Movable Mine Equipment specified in the relevant Lease Agreement is delivered and accepted by Lessee in accordance with clause 2.6 below;

"Lease Satisfaction Date" means in relation to any Lease, the date on which all payments of Rent have been fully and irrevocably paid for the relevant Movable Mine Equipment as set out in the relevant Appendix 2 (Schedule of Rent);

"Lease Term" has the meaning given to it in clause 2.3 below;

"Lessee" means Mego Gold LLC;

"Lessor" means Linne Mining LLC;

"Master Lease Terms" means the terms and conditions set out in this schedule 3 of this Agreement;

"Movable Mine Equipment" means in relation to any Lease the movable mine equipment described in the relevant Lease Agreement;

"Rent" has the meaning given to it in clause 3.1 below;

"Rent Payment Date" means the last business day of each month;

"Termination Date" means, in relation to any item of Movable Mine Equipment, the date of termination of the leasing of such item of Movable Mine Equipment pursuant to the relevant Lease;

"Termination Payment" means in respect of any item of Movable Mine Equipment the sum of:

(a)	the Termination Sum; and

(b)	any Break Funding Costs arising in connection with such termination;

"Termination Sum" means, as of the Termination Date, all Rent which would have been due in respect of the relevant item of Movable Mine Equipment under the relevant Lease during the Lease Term if the relevant Event of Default had not occurred; and

"Vendor" means the manufacturer, distributor, owner, supplier or other seller of Movable Mine Equipment.

1.	Interpretation

1.1

By executing or causing to execute a Lease Agreement, the Lessor and the Lessee agree upon the lease of Movable Mine Equipment specified therein upon the terms and conditions set out in these Master Lease Terms and the further terms set out in such Lease Agreement, together with all appendices and other documents and instruments executed and delivered in connection with such Lease Agreement.

1.2

Each Lease Agreement, together with these Master Lease Terms, shall constitute a separate distinct and independent agreement for the lease of Movable Mine Equipment specified therein (each, a "Lease").

2.	Term, delivery and purpose

2.1

These Master Lease Terms shall be effective from the Effective Date and shall expire on the later of 31 December 2013 and the date on which all Leases have expired in accordance with the relevant Lease Term.

2.2

Prior to the commencement of any Lease Term with respect to any item of Movable Mine Equipment, but not before the Effective Date, the Lessor will enter into a purchase agreement pursuant to which the Lessor will agree to purchase certain Movable Mine Equipment from a Vendor, provided that, in each case the Lessor's purchase of the Movable Mine Equipment has been approved in accordance with clause 8.2 (Approved programme and budget) of the Operating Agreement.

2.3	Each Lease shall become effective on the relevant Lease Closing Date and shall expire on the earlier of the Lease Satisfaction Date and the Termination Date (the "Lease Term").

2.4	The Lessor shall lease to Lessee Movable Mine Equipment as described in the Lease Agreement subject to the conditions set out in these Master Lease Terms.

2.5

The Lessor shall tender the Movable Mine Equipment to the Lessee at the Delivery Point. Upon such tender, Lessee shall accept such item or items of Movable Mine Equipment, delivery of such Movable Mine Equipment shall have occurred and thereupon such Movable Mine Equipment shall be deemed subject to the relevant Lease.

2.6

The Lessee shall indicate and confirm its acceptance of each item of Movable Mine Equipment delivered in accordance with clause 2.5 above, by signing and dating the relevant Lease Agreement in respect of such Movable Mine Equipment. The Lessee hereby undertakes to sign any Lease Agreement within 3 Business Days of receiving such Lease Agreement from the Lessor.

2.7

The Lessee acknowledges that the Lessor will purchase the Movable Mine Equipment for the sole purpose of leasing it to the Lessee who shall make such Movable Mine Equipment available to Lessor for the purposes of Operations in accordance with clause 13.2 (Mine Owner Property) of the Operating Agreement. Accordingly, the Lessee shall not be entitled for any reason whatsoever to refuse to accept delivery of Movable Mine Equipment once such Movable Mine Equipment has been delivered in accordance with clause 2.5 above.

3.	Rent

3.1

The Lessee shall pay to the Lessor, with respect to any Lease, rental payments on each Rent Payment Date in the amount set out in Appendix 3 (Schedule of Rent) of the relevant Lease Agreement until the expiry of the Lease Term (the "Rent"). The Rent set out in Appendix 3 of each Lease Agreement is VAT exclusive and the VAT amount applicable as of the respective date of the Rent payment shall be calculated and paid to the Lessor in addition to the net amount of the Rent

3.2	All Rent and other amounts payable under a Lease shall be made in immediately available funds to the Lessor.

3.3

Where the Lessor is entitled to any payment (other than Rent) in accordance with these Master Lease Terms, then such payment shall be made within 5 Business Days from the date on which the payment amount is agreed or determined and while no Event of Default is continuing shall be paid in immediately available funds to the Lessor.

4.	Use and maintenance

4.1	During the Lease Term:

(a)	the Lessee shall use, operate, protect, maintain and repair the relevant Movable Mine Equipment; and

(b)	the Lessee will effect and maintain all insurances required in relation to the relevant Movable Mine Equipment.

4.2

The Lessor and the Lessee acknowledge that the Lessor in its capacity as Operator under the Operating Agreement, shall be entitled carry out the obligations set out in clause 4.1 on behalf of the Mine Owner under and in accordance with paragraphs 1.16(d) and 1.7(a) of schedule 1 of the Operating Agreement.

5.	Loss and damage

5.1

Subject to clauses 5.5(a) and 20 of the Operating Agreement, the Lessee assumes all risk of any damage to or loss, theft, confiscation or destruction of any Movable Mine Equipment during the Lease Term (a "Casualty").

5.2

Where insurance proceeds are received by the Lessor as a result of a Casualty, the remaining Rent payable by the Lessee under the relevant Lease Agreement shall be proportionately reduced as reasonably calculated by the relevant Lessor.

6.	Transfer of Title to the Movable Mine Equipment

6.1

On each relevant Lease Satisfaction Date, legal title to the Movable Mine Equipment shall transfer from the Lessor to the Lessee and the Lessor shall procure the execution of all formalities and documents required to effect the transfer of the legal title to such Movable Mine Equipment to the Lessee.

7.	vendor Warranties

7.1

The warranties provided by the relevant Vendor relating to each item of Movable Mine Equipment as at the Lease Closing Date shall be set out in Appendix 2 to such Lease Agreement. The Lessor makes no representation or warranty as to the completeness or accuracy of the information contained in any such Appendix 2.

7.2

Subject to clause 5.7 of the Operating Agreement, if prior to the Lease Satisfaction Date the Movable Mine Equipment does not operate as warranted, is defective, becomes obsolete, or is unsatisfactory for any reason, the Lessor shall make all claims on behalf of the Lessee against the Vendor. The Lessor shall have no obligation to supply to Lessee a replacement for any such item of Movable Mine Equipment.

7.3

On each Lease Satisfaction Date, the Lessor shall use its reasonable endeavours to assign the benefit of any and all manufacturer, Vendor, subcontractor, supplier or maintenance performer warranties to the Lessee to the extent the same are capable of being assigned by the Lessor.

8.	Representations and warranties

8.1

The representations and warranties set out in clauses 14.3 (Status and incorporation) to 14.17 (Anti-Bribery and Corruption) (inclusive) of this Agreement are hereby incorporated into these Master Lease Terms and shall apply mutatis mutandis as if references to the "Borrower" or the "Obligors" were to the "Lessee" and references to the "Lender" were to the "Lessor".

8.2	With the exception of clauses 14.6 (Insolvency) and 14.7 (Anti-Bribery and Corruption), each representation is deemed to be repeated on each Lease Closing Date and on each Rent Payment Date.

9.	Undertakings

Clause 16 (Undertakings) of this Agreement is hereby incorporated into these Master Lease Terms and shall apply mutatis mutandis as if references to the "Borrower" or the "Obligors" were to the "Lessee" and references to the "Lender" were to the "Lessor".

10.	indemnity

10.1

The Lessee shall indemnify and hold harmless the Lessor, its directors, employees, agents and contractors ("Lessor Indemnified Persons") from and against all damage, loss, expense or liability of any nature suffered or incurred by the Lessor Indemnified Persons (including any claims made by third parties) in connection with the Movable Mine Equipment, including any personal injury, disease, illness or death, or physical loss of or damage to property, of the Lessor Indemnified Persons or any third party, except to the extent caused by a material breach of a material obligation under a Lease, fraud or negligence or wilful misconduct of the Lessor, its directors, employees, agents or contractors.

10.2

The Lessee shall indemnify and hold harmless the Lessor Indemnified Persons from and against all damage, loss, expense or liability of any nature suffered or incurred by the Lessor Indemnified Persons (including any claims made by third parties) in connection with any tax liability that may from time to time arise under these Master Lease Terms with respect to the Lessee, including but not limited to any VAT amount calculated with respect to any payment of Rent, except to the extent caused by a material breach of a material obligation under a Lease, fraud or negligence or wilful misconduct of the Lessor, its directors, employees, agents or contractors.

11.	events of default

11.1

The events of default set out in clauses 17.1 (Non-payment) to 17.14 (Material Adverse Effect) (inclusive) of this Agreement are hereby incorporated into these Master Lease Terms and shall apply mutatis mutandis as if references to the "Borrower" or the "Obligors" were to the "Lessee" and references to the "Lender" were to the "Lessor" (each an "Event of Default").

11.2

At any time after the occurrence of an Event of Default (and so long as it is continuing) the Lessor may by written notice to Lessee, with respect to its Leases and the Equipment subject thereto, exercise one or more of the following remedies with respect to any and all Leases and any and all items of Movable Mine Equipment:

(a)	dispose of any Movable Mine Equipment, or hold, use, operate or keep idle such Movable Mine Equipment, free and clear of any rights or interests of Lessee therein;

(b)

recover direct damages for the breach of such Lease, including the payment of all Rent and other amounts payable thereunder, and all costs and expenses incurred by any Lessor in exercising its remedies or enforcing its rights thereunder (including all legal fees);

(c)

cancel such Lease and, as damages for the loss of Lessor’s bargain and not as a penalty, declare immediately due and payable an amount equal to the Termination Payment applicable to such item of Movable Mine Equipment which Lessee acknowledges to be reasonable in light of the anticipated harm to the Lessor that might be caused by an Event of Default and the facts and circumstances existing as of the relevant Lease Closing Date, together with all other amounts due and payable to the Lessor pursuant to the terms hereof; and

(d)	pursue all other remedies under applicable law.

11.3	Lessee shall pay default interest on any overdue amount pursuant to any Lease at the Default Rate from the date on which such amount was due until the same is paid.

11.4

No remedy referred to in clause 12.2 above shall be exclusive, each shall be cumulative and in addition to any other remedy available to the Lessor, at law or in equity, and all such remedies shall survive the cancellation of any Lease. The Lessor’s exercise or partial exercise of, or failure to exercise, any remedy shall not restrict the Lessor from further exercise of that remedy or any other available remedy.

12.	miscellaneous

12.1

The following clauses set out in this Agreement are hereby incorporated into these Master Lease Terms and shall apply mutatis mutandis as if references to the "Borrower" or the "Obligors" were to the "Lessee" and references to the "Lender" were to the Lessor: clauses 19 (Notices), 20 (No implied waivers), 21 (Invalidity of any provision), 22 (Confidentiality), 23 (Changes to parties), 24 (Entire agreement), 25 (Arbitration) and 26 (Governing law).

ANNEX 1

Form of Lease Agreement

Lease Agreement Number: [●]

This lease agreement (“Lease Agreement”) is made between Linne Mining LLC (“Lessor”) and Mego Gold LLC (“Lessee”) and is executed pursuant to master lease terms agreed between Lessor and Lessee under a debt facilities agreement between the same parties dated [●] (the “Master Lease Terms”), which are hereby incorporated into this Lease Agreement by this reference. The conditions in this Lease Agreement shall only apply as between Lessor and Lessee.

Unless otherwise defined in this Lease Agreement, capitalised terms used in this Lease Agreement have the respective meanings assigned to such terms in the Master Lease Terms. If any provision of this Lease Agreement conflicts with any provision of the Master Lease Terms, the provisions contained in this Lease Agreement shall prevail. Lessee hereby authorises Lessor to insert the serial numbers and other identification data of the Movable Mine Equipment, dates and other omitted factual matters or descriptions in this Lease Agreement.

1.	Description of Movable Mine Equipment

The items of Movable Mine Equipment to be delivered under this Lease Agreement, have a cost to Lessor in the aggregate of £[●] (excluding VAT), which may include related expenses (collectively "Lessor’s Cost") and are set out in Appendix 1 (Items of Movable Mine Equipment) hereto.

1.	Bill of Sale

The Lessor hereby confirms that the purchase of the Movable Mine Equipment has been approved in accordance clause 8.2 of the Operating Agreement and attaches hereto a copy of the bill of sale relating to the Movable Mine Equipment duly executed by the relevant Vendor.

2.	Acceptance

Lessee acknowledges and represents that the Movable Mine Equipment has been delivered to and received by Lessee and hereby irrevocably accepts the same as “Movable Mine Equipment” leased by Lessor under this Lease Agreement as of the date written below (the "Lease Closing Date").

3.	Lease Term

The original Lease Term for the Lease of each item of Movable Mine Equipment under this Lease Agreement shall begin on the Acceptance Date and end on the last Rent Payment Date set out in Appendix 3 (Schedule of Rent) (the “Expiry Date”) unless such Lease Agreement is terminated prior to the Expiry Date in accordance with the provisions of the Master Lease Terms.

4.	Rent

Rent shall be payable by the Lessee to the Lessor under this Lease Agreement during the Lease Term on each Rent Payment Date until the expiry of the Lease Term in the amounts set out in Appendix 3 (Schedule of Rent) of this Lease Agreement.

5.	Vendor Warranties

The warranties provided by the relevant Vendor relating to each item of Movable Mine Equipment are set out in Appendix 2 to this Lease Agreement. The Lessor makes no representation or warranties as to the completeness or accuracy of the information contained in Appendix 2.

6.	Representations and warranties

Lessee represents, warrants and agrees that all representations and warranties of Lessee contained in the Master Lease Terms are restated as of the Lease Closing Date and are true and correct as of such date.

7.	Payments

All payments to be made to Lessor under this Lease shall be paid in same day funds as directed by Lessor.

8.	Counterparts

This Lease Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

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[●]	[●]
For and on behalf of Lessor	For and on behalf of Lessee

Dated:

Appendix 1 – Items of Movable Mine Equipment

Description of Movable Mine Equipment	Serial Number	Unit price	Quantity	Total Purchase Price

Appendix 2 – Existing Vendor Warranties

Appendix 3 – Schedule of Rent

Rent Payment Date (Monthly)	Rent	VAT rate (%) payable upon the Rent as of the date of this Lease Agreement